UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 15, 2015

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION VIII LLC

on behalf of

AMERICAN EXPRESS ISSUANCE TRUST II

(as Depositor of the American Express Issuance Trust II)

(Exact Name of registrant as Specified in Charter)

Delaware	333-185503 333-185503-01	46-0795019
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Vesey Street

30th Floor, Room 505A

New York, New York 10285

(212) 640-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01.	Other Events.

On July 18, 2013, the American Express Issuance Trust II (the “Trust”) issued its (i) Class A Series 2013-A Variable Funding Floating Rate Asset Backed Notes in a maximum principal amount of $3,000,000,000 (the “Class A Notes”), (ii) Class B Series 2013-A Variable Funding Floating Rate Asset Backed Notes in a maximum principal amount of $133,334,000 (the “Class B Notes”) and (iii) Class C Series 2013-A Variable Funding Floating Rate Asset Backed Notes in a maximum principal amount of $200,000,000 (the “Class C Notes” and, together with the Class A Notes and the Class B Notes, the “Notes”). The Class A Notes are held by certain parties who have agreed to fund, from time to time at the request of the Registrant, the unfunded amounts under the Class A Notes up to the maximum principal amount. The purchasers’ commitments to fund any unfunded amounts under the Class A Notes are subject to the terms and conditions of the Class A Notes, the Series 2013-A Indenture Supplement and a purchase agreement among the Registrant, the purchasers and certain other parties.

On July 15, 2015, the Trust amended its Series 2013-A Indenture Supplement with its Second Amendment to Series 2013-A Indenture Supplement, dated as of July 15, 2015 (the “Amendment”). Pursuant to the Amendment, the period during which the holders are required to fund the Class A Notes has been extended to July 15, 2018 (as may be further extended).

The Registrant uses the Class A Notes as a source of funding in the ordinary course.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

American Express Receivables Financing Corporation VIII LLC,
as originator of the Trust and Co-Registrant and as Transferor on behalf of the Trust as Co-Registrant

By:	/s/ Anderson Y. Lee
Name:	Anderson Y. Lee
Title:	Vice President and Treasurer